                                                                   Exhibit 10.10


        LICENSE AGREEMENT DATED JANUARY 23, 1997 BETWEEN THE COMPANY AND
                  WELLS LAMONT DIVISION, MARMOM HOLDINGS, INC.






                   INFORMATION PLACED IN BRACKETS [ ] HAS BEEN
                    OMITTED IN ACCORDANCE WITH A CONFIDENTIAL
                   TREATMENT REQUEST PURSUANT TO RULE 406 AND
                  HAS BEEN FILED SEPARATELY WITH THE COMMISSION

                                LICENSE AGREEMENT


This License Agreement, entered into this 23rd day of January, 1997 (referred to as the "Agreement") is between:

Wells Lamont Division, Marmon Holdings, Inc., a corporation doing business at 6640 West Touhy Avenue, Niles, Illinois, 60714-4587, hereinafter referred to as "Wells Lamont ", and

Frisby Technologies, Inc., a corporation organized under the laws of the State of North Carolina, with its principal place of business at 417 South Main Street, Freeport, New York 11520, hereinafter referred to as "Frisby".


                                    RECITALS

WHEREAS, Frisby is the exclusive worldwide licensee of certain patented and proprietary thermal management technologies and information relating to microencapsulated phase change materials (hereinafter "MicroPCMs"); and

WHEREAS, Wells Lamont wishes to sublicense Frisby's technologies relating to MicroPCMs for Wells Lamont's exclusive use in the worldwide handwear marketplace and selected other thermal protection products in the worldwide marketplaces listed in Exhibit A; and

NOW, THEREFORE, in consideration of the premises and covenants herein contained, receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:


                             ARTICLE I - DEFINITIONS

1.01 MicroPCMs. "MicroPCMs" means microencapsulated phase change materials.

1.02 Thermasorb. "Thermasorb" means ThermasorbTM which is the name of Frisby's thermal additive products based upon its licensed MicroPCM technology. Thermasorb is a trademark of Frisby.

1.03 ComforTemp. "ComforTemp" means ComforTempTM which is the name of Frisby's insulating foam products based upon Frisby's licensed MicroPCM technology. ComforTemp is a trademark of Frisby.

1.04 Technology. "Technology" means all of Frisby's interest in any inventions, developments, proprietary information, patents, trademarks, trade names, trade secrets, know-how and improvements, whether present or future, relating to MicroPCMs, Thermasorb, and ComforTemp and their incorporation into commercial, industrial and military products, but specifically excluding fibers or fabrics which are coated or embedded with MicroPCMs.

1.05 End-Use Product. "End-Use Product" means any item containing the Technology or service performed incorporating the Technology into an End-Use Product that is presently, or may one day be, a salable product or service of Wells Lamont, and which is included in the list of licensed products in Exhibit "A".

1.06 Royalty. "Royalty" means [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.]

1.07 Sublicensee Payments. "Sublicensee Payments" means all monies or other consideration received by Wells Lamont from any sublicensees for use of the Technology.

1.08 Patent. "Patent" means all patents and applications for patents, including, but not limited to, those that are identified in Exhibit "C" and foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions and renewals thereof, all patents which may be granted thereon, and all reissues, reexaminations, extensions, patents of additions and patents of importation thereof, and any common law rights associated therewith.

1.09 Proprietary Information. " Proprietary Information" means all of the following information and materials, whether or not patentable or protected by a copyright, to which Wells Lamont receives, or has received, access or which Wells Lamont develops or has developed, all or in part, as a result, whether direct or indirect, of the Agreement set forth herein: (i) production processes, marketing techniques, purchasing or supply information, price lists, financial information, customer names and requirements, customer data and other information relating to the MicroPCMs, Thermasorb, ComforTemp and/or any derivation thereof; (ii) discoveries, context and ideas, and the embodiment thereof, including without limitation the nature and results of research and development activities, processes, formulations, techniques and "know how";
(iii) any other materials or information related to the MicroPCMs, Thermasorb, ComforTemp and/or any derivation thereof; and (iv) all inventions and ideas which are derived from, or relate to, Wells Lamont's access to or knowledge of any of the above-enumerated materials and information.

1.10 Net Sales Revenues. "Net Sales Revenues" means the revenues generated by Wells Lamont from the sale of End-Use Products whether during the term of this Agreement or thereafter, less the following amounts: reasonable discounts, rebates, or returns actually allowed or granted, all applicable taxes related to the sale and/or use of the End-Use Product, and initial transportation charges of the Wells Lamont product(s) to customers.

1.11 Effective Date. This Agreement is effective when duly signed by the Parties and Frisby receives the License Fee, or the initial installment of the License Fee as the case may be.

                          ARTICLE II - GRANT OF LICENSE

2.01 Exclusive License. Frisby grants to Wells Lamont a worldwide license to utilize the Technology in order to make, use, sublicense, sell and lease End-Use Products as listed in Exhibit A for a period of three (3) years and to use Frisby's ComforTemp and Thermasorb Trademarks in the promotion, advertising, and marketing of such products. This License is exclusive with respect to utilizing the Technology in the End-Use Products, but does not preclude or limit Frisby from licensing the Technology to others for products and services other than those listed in Exhibit "A". Any sublicensing by Wells Lamont may only be for End-Use Products and shall require that any sublicensee use Frisby as the sole source of supply for ComforTemp and Thermasorb. Wells Lamont will not disclose the Technology to any sublicensee or subcontractor unless that party has agreed in writing to hold all information in confidence and to use the Technology solely for the purpose of designing, developing, manufacturing, assembling or selling the End-Use Product or components thereof for Wells Lamont.

2.02 Term of Agreement. The term of the license granted by this Agreement is three (3) years which commences upon the Effective Date. Provided Wells Lamont is not in breach of this Agreement, it shall have two (2) consecutive options to extend this Agreement, each option being for an additional one (1) year period. To exercise an option, Wells Lamont must give a written notice delivered to Frisby not later than November 1st of the year preceding the year for which the option would apply. The notice must commit Wells Lamont to make the annual minimum purchase specified for the particular option year as stated under the Annual Purchase Minimums section of this Agreement.

2.03 Relationship of Parties. Each Party is an independent contractor and under no circumstances shall any party be deemed to be a legal representative, express or implied agent, or employee of another party. No act of any party, and no assistance given from one Party to the other, shall be construed to alter this independent contractor relationship.

               ARTICLE III - PROVISION OF COMFORTEMP AND THERMASORB

3.01 Provision of Thermasorb and ComforTemp. Sole Source Supply. The sole source of supply for all Thermasorb and ComforTemp to Wells Lamont (for use by Wells Lamont, its subcontractors, sublicensees, or affiliates) to support product development and production shall be Frisby, unless Frisby provides an express written waiver of that right and any such waiver will be only as to a particular order and not of Frisby's right to be the sole source of supply under this Agreement. Frisby shall arrange for the supply of all Thermasorb and ComforTemp required by Wells Lamont, its subcontractors, Sublicensees, and/or affiliates, to be delivered FOB at the site of manufacture of the Thermasorb or ComforTemp. Frisby agrees to supply all such products to Wells Lamont at terms no less favorable than the most favorable terms offered to comparable commercial customers during the term of this Agreement. Frisby agrees that the ComforTemp and Thermasorb supplied hereunder shall meet the specifications represented by Frisby. If, from time to time, such materials do not meet the specifications represented by Frisby, Wells Lamont shall notify Frisby of such failure. Frisby shall promptly provide replacement goods which meet the previously represented specifications or, if such specifications cannot be reasonably met, Frisby shall return the purchase price of the unacceptable goods to Wells Lamont which shall be Frisby's sole liability to Wells Lamont for materials not meeting specifications.

3.02 Annual Purchase Minimums. Wells Lamont agrees to make the annual minimum purchases ("APM") of ComforTemp foams and/or bulk Thermasorb. If the annual total of all purchases by Wells Lamont of ComforTemp or Thermasorb does not meet or exceed the APM level of a given year, Wells Lamont agrees to pay Frisby the sum of [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.] on the difference between the actual purchases and the APM for that given year which amount shall be Wells Lamont's sole liability to Frisby for Wells Lamont's failure to meet the APM. Any such difference must be paid within thirty (30) days of the end of the calendar year that the APM is not met. If Wells Lamont's purchases within a given year exceed the APM, the excess volume may be applied toward the APM for the following year. For calculation of purchase volumes, a 1/2 lb. purchase of Thermasorb is equal to 1 Lineal Yard of ComforTemp.

                                    Annual Purchase Minimum (APM)
              Calendar Year      (In Lineal Yards at 45 inch width)
              -------------      ----------------------------------
                  1997                      10,000
                  1998                      40,000
                  1999                      70,000
                  2000                      90,000   (1st Option Year)
                  2001                      100,000  (2nd Option Year)

3.03 Delivery of Product. Not later than December 1st of each year during this Agreement and any option periods, Wells Lamont and Frisby shall establish a blanket purchase order for Wells Lamont's needs during the coming calendar year. The establishment of a blanket purchase order does not void or alter Wells Lamont's responsibilities under this Agreement for the APM. When Frisby releases specific shipments to be applied against the blanket purchase order, the shipments shall be released not less than ninety (90) days preceding the date Wells Lamont needs the shipment on-dock as expressly communicated to Frisby at time of establishing the blanket purchase order. Wells Lamont agrees to maintain an adequate on-hand inventory of ComforTemp to support all its orders due within ninety (90) days. Wells Lamont and Frisby will determine all other terms and conditions of sale prior to the first blanket order for ComforTemp.

3.04 Late Delivery. If Frisby fails to meet a specific delivery date as established in accordance with the above procedure and Wells Lamont is unable to fulfill an order as a direct result of that failure, Frisby will pay Wells Lamont a fee equal to thirty percent (30%) of the price Wells Lamont was to pay on the ComforTemp or Thermasorb required to support the unfulfilled order which amount shall be Frisby's sole liability to Wells Lamont for such failure. If two
(2) deliveries from Frisby are late in a given calendar year and the lateness results in lost sales by Wells Lamont, then the APM for that year will not apply.



                              ARTICLE IV - PAYMENTS


4.01 Payments to Frisby. All amounts owed by Wells Lamont to Frisby for supply of Thermasorb and ComforTemp or any products or services related thereto provided by Frisby to Wells Lamont shall be paid within thirty (30) days after billing by Frisby.

4.02 License Fees. In addition to Royalties, Wells Lamont agrees to pay Frisby a License Fee of [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.] The License Fee will be payable as follows: [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.]

4.03 Royalty Payments. In addition to the License Fee, Wells Lamont agrees to pay Frisby royalties ("Royalties") of [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.], whether such sales occur during the effective term of the License or thereafter. The Royalties due shall be paid to Frisby within thirty
(30) days following the end of each calendar quarter.

4.04 Sublicensee Payments. In addition to License Fees and Royalties, Wells Lamont agrees to pay Frisby [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.] of any and all Sublicensee Payments paid to Wells Lamont. Such payments shall be due and payable to Frisby within thirty days following the end of each calendar quarter in which payments were received by Wells Lamont.

4.05 Records Inspection. Wells Lamont shall maintain adequate books and records in connection with activity under this Agreement. Frisby may audit the relevant books and records of Wells Lamont to ensure compliance with the terms of this Agreement upon reasonable notice to Wells Lamont. Any such audit shall be conducted during regular business hours at Wells Lamont's offices and shall not interfere unreasonably with Wells Lamont's business activities.



                        ARTICLE V - INTELLECTUAL PROPERTY

5.01 Frisby's Intellectual Property. Wells Lamont acknowledges that the Technology and the chemical formulation of Thermasorb is proprietary and confidential and constitutes a valuable commercial asset of Frisby. Wells Lamont, and any of its related parties, consultants, subcontractors, sublicensees, or affiliates, shall not incorporate the Technology in any applications other than those licensed to Wells Lamont herein. Proprietary information disclosed by either party hereunder shall be subject to the terms of the Reciprocal Secrecy Agreement between the parties which is attached to this Agreement, and made a part of it, as Exhibit "D".

5.02 Reports of Technical Results. Wells Lamont agrees that all information and evaluation results generated by Wells Lamont, its consultants, subcontractors, affiliates, or sublicensees, or otherwise obtained during the term of this License, which are related to the Technology, shall be the exclusive property of Frisby, with rights to same licensed to Wells Lamont for the term of this License.

5.03 Reporting Obligations. If Wells Lamont or its employees, contractors, affiliates, agents, or sublicensees makes a discovery or invention during the term of this License which relates to the Technology, Wells Lamont shall promptly make such discovery known to Frisby in writing. If the parties jointly develop, or Wells Lamont independently develops, patentable intellectual property related to the Technology, then that technology will be deemed Technology under this Agreement and licensed to Wells Lamont accordingly.

5.04 Trademarks. ComforTemp and Thermasorb are Frisby's Trademarks regarding the Technology licensed in this Agreement. Except for the licensed right to use Frisby's Trademarks as set forth herein, during the term of this Agreement and any time after, Wells Lamont shall not obtain any right, title or interest to Frisby's Trademarks. All licensed products sold by Wells Lamont under the terms of this License Agreement shall appropriately reference one or more of Frisby's Trademarks for ComforTemp or Thermasorb, as designated by Frisby. Further, Wells Lamont shall not obtain any Trademarks or use any Tradenames that are similar thereto at any time.


                   ARTICLE VI - REPRESENTATIONS AND WARRANTIES

6.01 Representation. Frisby represents that it has the right to license the Technology, that it has not and will not enter into any conflicting agreement, and that it will pay any renewal fees necessary for the maintenance of the Patents. If use of the Technology is enjoined, Frisby shall provide a suitable substitute or refund all License Fees paid under this Agreement

6.02 Indemnification. Frisby agrees to protect, defend, indemnify and hold Wells Lamont harmless from any action brought by a third party alleging an infringement based on the licensed use of the Technology. The monetary limit of this indemnity is reasonable defense costs and the extent of License Fees paid to Frisby under this Agreement. This indemnification specifically excludes any action brought by a third party which claims that Wells Lamont has breached any prior or existing agreement with the third party. Further, Wells Lamont agrees to protect, defend, indemnify and hold Frisby harmless from any action against Frisby which arises out of any such claims.


                ARTICLE VII - TECHNICAL AND MARKETING ASSISTANCE

7.01 Support. The parties agree to use their mutual best efforts in support of the development and introduction of new products which incorporate the Technology, as well as the promotion and sales of the End-Use Products. As to Wells Lamont, this will mean the active introduction and marketing of the End-Use Products and the use of Frisby's ComforTemp and Thermasorb Trademarks in the promotions, marketing, and advertising for the End-Use Products. For Frisby, this will mean the promotion of the End-Use Products to the United States Government, as well as the active promotion of the End-Use Products as a prominent part of advertising and promotions for ComforTemp and Thermasorb. Depicting the End-Use Products or Wells Lamont's name as a part of Frisby's advertising and promotions will be subject to the reasonable approval of Wells Lamont. For purposes of this Agreement, Frisby will be considered to have actively promoted ComforTemp and Thermasorb during a given year if it sets and expends an annual promotional budget for ComforTemp and Thermasorb equal to at least ten percent (10%) of the ComforTemp Net Sales Revenue paid by Wells Lamont to Frisby for the prior year. If Frisby's advertising and promotional expenditures during a given year exceed that level, the excess over 10% will be carried forward and applied to the advertising requirements for the subsequent years under this Agreement.

                     ARTICLE VIII - MISCELLANEOUS PROVISIONS

8.01 Effect of Waiver. No waiver whether express or implied, of any breach of any term, condition, or obligation of this Agreement shall be construed as a waiver of any subsequent breach of that term, condition, or obligation, or any other term, condition, or obligation of this Agreement of the same or different nature.

8.02 Notices. Any notice provided for in this Agreement must be in writing. If the notice is given by certified mail, the notice will be deemed to have been given when such certified letter, properly addressed, is mailed. If such notice is given by any other means, it will be deemed to have been given at the time of receipt by the addressee. If such notice is to be given to Wells Lamont, copies shall be addressed to Mr. Gordon Garrett, Vice President, Wells Lamont, 6640 West Touhy Avenue, Niles, Illinois 60714-4587. If given to Frisby, copies shall be addressed to Mr. Greg Frisby, Chief Executive Officer, Frisby Technologies, Inc., 417 S. Main Street, Freeport, NY 11520. Either party hereto may at any time, by thirty (30) days written notice to the other, designate any other address in place of those provided in this paragraph.

8.03 Severability. It is understood and agreed by the parties to this Agreement that if any part, term or provision of this Agreement is held to be illegal by United States courts or in conflict with applicable law, the validity of the remaining portions of provision shall not be affected, and the rights and obligations of the parties hereto shall be construed and enforced consistent with the intent of this Agreement.

8.04 Interpretation Presumption. This Agreement has been negotiated by the parties hereto and by the respective attorneys for each party. The parties represent and warrant to one another that each has, by counsel or otherwise, actively participated in the finalization of this Agreement, and in the event of a dispute concerning the interpretation of this Agreement, each party hereby waives the doctrine that an ambiguity should be interpreted against the party which has drafted the document.

8.05 Remedies and Defaults. Each party acknowledges and agrees that unless otherwise stated herein the remedies provided in this Agreement shall be in addition to, and not in lieu of, any other remedies provided at law or in equity, including, but not limited to, such injunctive or other equitable relief as may be deemed appropriate by a court of competent jurisdiction. If a party defaults in the performance of its obligations under this Agreement and fails to cure such default within thirty (30) days after receipt of written notice of such default, the non-defaulting party shall have the right to immediately terminate this Agreement and the license provided herein. Notwithstanding termination of this Agreement, the obligation to pay Royalties shall not terminate for so long as End-Use Products are sold.

8.06 Successors and Assigns. This Agreement shall inure to the benefit of the successors, heirs, representatives, or assigns of the parties. However, Wells Lamont shall not assign its obligations or interests under this Agreement without prior written approval from Frisby.

8.07 Choice of Law and Dispute Resolution. This Agreement is to be governed by and interpreted in accordance with the laws of the State of New York. If a dispute arises between the parties regarding the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to an award of its reasonable attorneys' fees in addition to any other relief awarded.

8.08 Complete Agreement. This document, including its exhibits, comprises the entire agreement with respect to the subject matter hereof and supersedes all negotiations, representations and warranties, commitments, offers, contracts and writings prior to the date of this Agreement. Otherwise, the parties to this Agreement are not to be bound by any representations or warranties other than those set forth herein or in a written amendment hereinafter entered into by the parties and duly executed by each party.

8.09 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

8.10 Warranty of Authority. The individuals actually executing this Agreement personally represent and warrant that they have the necessary power and authority to execute this Agreement on behalf of the party they represent, and that their signatures are sufficient to make this Agreement the binding and enforceable obligation of such party.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED.

WELLS LAMONT DIVISION                       FRISBY TECHNOLOGIES, INC.
MARMON HOLDINGS, INC.

By: ________________________                By: ______________________
Its: _______________________                Its: Chief Executive Officer


Exhibits to be attached:
"A" - Products to which License Applies
"B" - [This information has been omitted in accordance with a Confidential
      Treatment Request and has been filed separately with the Commission.] "C" - Patent List
"D" - Reciprocal Secrecy Agreement

                                    Exhibit A


                            Licensed End-Use Products



1. Protective handwear, including gloves, mittens, oven mitts and the like.

2. [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.]

3. [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.]

                                                                       Exhibit B


             COMFORTEMP(TM) FOAM [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.

                                    Exhibit C

                       MicroPCM Patent Protection Listing

In accordance with the Exclusive License Agreement between Frisby Technologies, Inc. and Triangle Research and Development Corporation (hereinafter TRDC) dated 1 May, 1995, TRDC has greanted to Frisby the exclusive worldwide license to develop and commercialize all patented and proprietary bulk PCM and MicroPCM technologies of TRDC, whether present or future, with the exception of fibers and fabrics embedded or coated with MicroPCMs. Frisby's legal Licensse includes, but is not limited to, U.S. Patent numbers:


 US Patent No. 4,807,696             MicroPCM Thermal Energy Storage

 US Patent No. 4,911,232             Heat Transfer Using MicroPMC Slurries

 US Patent No. 5,141,079             Two Component Cutting and Cooling Fluids

 US Patent No. 5,224,356             Thermal Energy Absorbing and Conducting
                                     Potting Materials

 US Patent No. 5,415,222             Microclimate Cooling Garments

 US Patent No. 5,499,460             Moldable Foams with Reversible Enhanced
                                     Thermal Storage

 US Patent (pending)                 Thermal Insulating Coatings Using MicroPCMs

 US Patent (pending)                 Thermally Enhanced Foam Insulation

*US Patent No. 5,366,801             Coated Fabric With Reversible Enhanced
                                     Properties

*US Patent No. 5,290,904             Thermally Enhanced Heat Shields



*Note: Frisby's License for these patents include all applications except fibers and fabrics embedded or coated with MicroPCMs.

                                    Exhibit D

                          RECIPROCAL SECRECY AGREEMENT


This Agreement is made by and between Wells Lamont Division, Marmon Holdings, Inc. having an office at 6640 West Touhy, Niles, Illinois 60714 (hereinafter "Wells Lamont"), and Frisby Technologies having an office at 417 South Main Street, Freeport, New York 11520 (hereinafter "Frisby").

Each and all of the above-mentioned companies shall also be hereinafter referred to as "the party" or "the parties" respectively.

WHEREAS, the parties propose to hold discussions and exchange information that each respectively considers proprietary to itself to assist considerations of mutual business interest in relation to the development and application of Microencapsulated & Bulk Phase Change Materials incorporated into gloves and related apparel for commercial, industrial and military applications worldwide (hereinafter "INFORMATION").

NOW, THEREFORE, the parties agree as follows:

1. Each party agrees that for a period ending December 31, 2000, they will not disclose INFORMATION as shall be disclosed by the other party in documentary form or, if disclosed orally, as shall be confirmed in writing within thirty (30) days thereafter, to any third party or use the same for any purpose other than that contemplated herein, without the disclosing party's prior written consent. Each party further agrees to limit access to such INFORMATION within its company to those of its employees, affiliates and representatives who may reasonably require the same in order to enable it to fulfill the purpose stated above for which it is receiving the INFORMATION. Each such employee or representative shall have entered into an agreement with the receiving party pursuant to which she/he has agreed to retain in confidence all INFORMATION which may come into her/his possession as a result of employment activities;

2. The obligation of paragraph 1 shall not apply to such portions of the INFORMATION disclosed hereunder that (i) are known to the receiving party prior to the time of disclosure, as demonstrated by appropriate documentary evidence antedating disclosure to the receiving party by the disclosing party, or (ii) shall have been or become in the public domain through no act or failure to act on the party of the receiving party or its employees, representatives or affiliates or (iii) shall be lawfully furnished to the receiving party by a third party having a bona fide right to disclose same without restriction to the benefit of the disclosing party to this Agreement or (iv) shall be independently developed by the receiving party subsequent to receipt from the disclosing party and substantiated by reasonable documentation or (v) are required by law to be disclosed.

3. Each party agrees that it will not, without the written permission of the other party, use the INFORMATION which it is obligated hereunder to maintain in confidence for any reason other than to enable the receiving party to determine the technical and economic feasibility of its business interests based on the INFORMATION; and that in no event will the receiving party itself commercially practice or cause to be practiced by a third party the technology represented by the INFORMATION which it is obligated hereunder to hold confidential without the expressed written permission of the disclosing party.

4. It is understood that no right or license is granted to the receiving party by the disclosing party in connection with the INFORMATION disclosed hereunder.

5. Nothing herein shall obligate either party to disclose to the other party particular information and the receiving party shall have the right to refuse or accept any particular proprietary information which is offered.

6. Any documents, data, drawings, materials, samples or specifications supplied by either party, and all copies thereof, shall be returned upon request or within 30 days after expiration or termination of this Agreement.

7. Samples, data and materials supplied by either party or prepared at either party's direction hereunder shall be deemed to contain confidential information of the supplying party.

8. Wells Lamont acknowledges that the chemical formulation of the shell of the Microencapsulated Phase Change Materials is proprietary and confidential and constitutes a valuable commercial asset of Frisby. Neither Wells Lamont, nor any of its subcontractors, affiliates or customers shall do any evaluation of the MicroPCMs which would cause Wells Lamont to become knowledgeable of the chemical composition of the microcapsule shell material.

9. Neither Wells Lamont nor any of its customers, subcontractors or affiliates shall place any Bulk or Microencapsulated Phase Change Material technology into production unless a mutually acceptable License Agreement has been executed between Wells Lamont and Frisby.

10. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers or representatives as of this day and year given below.

WELLS LAMONT DIVISION,                      FRISBY TECHNOLOGIES, INC.
MARMON HOLDINGS, INC.

By /s/ David Rehm                          By  /s/ Gregory S. Frisby
  ---------------------------------           ---------------------------------
Name   David Rehm                         Name  Gregory S. Frisby
  ---------------------------------           ---------------------------------
Title  Vice President & Controller       Title  Chief Executive Officer
  ---------------------------------           ---------------------------------
Date   January 15, 1996                  Date    January 12, 1996
  ---------------------------------           ---------------------------------
                                                                              15